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EXHIBIT 21

List of Subsidiaries
Piccadilly Cafeterias, Inc.

(1)     Piccadilly Restaurants, Inc.
        Louisiana Corporation
        100% owned

(2)     Cajun Bayou Distributors and Management, Inc.
        Louisiana Corporation
        100% owned

(3)     Liquor PR, Inc.
        Texas Corporation
        49% owned